                                                                  EXHIBIT 10.11

                                    AGREEMENT


            This AGREEMENT is made and entered-into this 23RD day of May, 2001, by and between

            Technical Consumer Products, Inc. (hereinafter "TCP"), an Ohio corporation, having principal office located at 300 Lena Drive, Aurora, Ohio 44222, U.S.A., represented by Ellis Yan, President

       and

            Practical Innovations, Inc. a Delaware corporation having a principal place of business at 640 Leland Court, Lake Forest, Illinois 60045, USA, and Andrzej Bobel, an individual residing at 640 Leland Court, Lake Forest, Illinois 60045, (collectively "PRACTICAL").

            This AGREEMENT incorporates the terms of earlier agreements covering related subject matter made and entered into: (i) on the 18th day of June, 1996 by and between TCP and PRACTICAL (hereinafter called the "1996 AGREEMENT") and (ii) on the 1st day of March, 2000 by and between TCP and PRACTICAL (hereinafter called the "2000 AGREEMENT"); and

            WHEREAS, PRACTICAL owns technologies related to Electronic Ballasts for Gas Discharge Lamps, and PRACTICAL has knowledge and know-how of Engineering, Development, Design, Manufacturing, and Market of Electronic Ballasts and Gas Discharge Lamps; and

            WHEREAS, TCP is desirous of acquiring rights to use PRACTICAL's technologies, knowledge and know-how; and

            WHEREAS, TCP and PRACTICAL entered into the "1996 AGREEMENT" under which, PRACTICAL granted a non-exclusive license to TCP under certain patents owned by PRACTICAL and transferred certain knowledge and know-how to TCP; and

            WHEREAS, TCP and PRACTICAL entered into the 2000 AGREEMENT under which, PRACTICAL granted a non-exclusive license to TCP under certain patents, granted an exclusive license under certain other patents owned by PRACTICAL, and transferred certain knowledge and know-how to TCP; and

            WHEREAS, said 1996 AGREEMENT was amended in certain respects by entering into an amendment on November 13, 1998 (hereinafter called the "1998 AMENDMENT");

            WHEREAS, TCP is desirous to convert the exclusive license to a non-exclusive license and to exercise an early pay off of the license.

            NOW, THEREFORE, based on the mutual consideration herein specified, the parties hereto agree as follows:

            1.   DEFINITIONS
            1.01 "EXCLUSIVE PATENT MATTER shall mean and include all inventions as specified in "EXHIBIT A", attached to the 2000 AGREEMENT.
            1.02 "NON-EXCLUSIVE PATENT MATTER" shall mean: the inventions as specified in "EXHIBIT ONE" hereto.

            1.03 "KNOW-HOW" shall mean and include any and all information disclosed by PRACTICAL to TCP at any time in one of the following form: oral, oral - confirmed in writing, written, graphic, and/or sample form, or which is obtained by TCP from access to a facility of PRACTICAL, and such information is related to: EXCLUSIVE PATENT MATTER, NON-EXCLUSIVE PATENT MATTER, PRODUCTS, manufacture, use, sale of PRODUCTS, electronic lighting, electronic ballasts for gas discharge lamps, gas discharge lamps, the lighting market, market research and studies, competitive analysis, and other related information.

            1.04 "PRODUCTS" shall mean and include: (i) any and all types of electronic ballasting means and/or systems suitable for powering gas discharge lamps, as well as any and all other types of products which include said ballasting means and/or systems, based on or derived from the EXCLUSIVE PATENT MATTER, NON-EXCLUSIVE PATENT MATTER, or KNOW-HOW, or
       (ii) any and all ballasting means and/or systems suitable for powering gas discharge lamps, as well as any and all other types of products which include said ballasting means developed, engineered, designed and/or provided by PRACTICAL to TCP and not derived from and/or related to the EXCLUSIVE PATENT MATTER or NON-EXCLUSIVE PATENT MATTER, or (iii) any and all products based on or derived from KNOW-HOW, or (iv) any product developed, engineered, designed and/or provided by PRACTICAL to TCP.

            1.05 "SELLER" shall mean (i) TCP to the extent that TCP sells or acts as the marketing agent for PRODUCTS, and/or (ii) TCP's marketing agent(s), to the extent that TCP uses or permits other persons or entities to sell PRODUCTS under any kind of licensing and/or restricted marketing arrangement.

            1.06 "NET SALES" shall mean SELLER's gross selling price of PRODUCTS, less the following items: (i) trade discounts actually deducted, (ii) credits actually deducted for PRODUCTS returned, and (iii) taxes, if any, collected and remitted by the SELLER.

            1.07 "TERRITORY" shall mean and include: all countries of the world.

            2.0  GRANT
            2.01 PRACTICAL hereby grants to TCP a perpetual NON-EXCLUSIVE

       LICENSE to the NON-EXCLUSIVE PATENT MATTER within the TERRITORY. The previous exclusive license for NON-EXCLUSIVE PATENT MATTER in the 2000 AGREEMENT is revoked.

            2.02 TCP may transfer or assign any or all of its rights and obligations under this AGREEMENT, provided however that PRACTICAL agrees to such transfer with prior written consent. TCP shall have no right to sub-license.

            2.03 Any contract manufacturer or supplier selected by TCP to manufacture PRODUCTS for TCP shall not be considered a licensed or sub-licensed party under this AGREEMENT.

            3.0  WARRANTY
            3.01 PRACTICAL warrants that: to the best of its knowledge it owns all right, title and interest in or to the NON-EXCLUSIVE PATENT MATTER, and it does not know of any right, title or interest of any person or entity other than PRACTICAL in or to NON-EXCLUSIVE PATENT MATTER which would prevent or conflict with the grant of the non-exclusive license herein.

            No warranties other than as specifically stated herein are expressed or implied relative to the NON-EXCLUSIVE PATENT MATTER and/or relative to any rights that any party may assert in respect to the manufacture, use or sale of PRODUCTS.

            3.02 TCP warrants that it does not know of any right, title, interest, license or agreement of any other person or entity that would prevent or conflict with the grant of the NON-EXCLUSIVE license herein and the termination of the exclusive license in the 2000 AGREEMENT.

            4.0 EARLY PAYOFF
            4.01 In consideration of the perpetual NON-EXCLUSIVE license granted hereunder by PRACTICAL, TCP will payoff ALL of it's obligations and ALL royalties by making a non-refundable payment of $2,000,000 (Two Million Dollars) to PRACTICAL, payable as follows: - For each and every calendar month on or before the 10th day of the month, during first six (6) months of this AGREEMENT, TCP shall pay to PRACTICAL monthly amount equal to $108,334 (One Hundred and Eight Thousand and three Hundred Thirty Four Dollars);

       and

       - For each and every calendar month on or before the 10th day of the month, during second six (6) months of this AGREEMENT, and during second, third, fourth and fifth year of this AGREEMENT, TCP shall pay to PRACTICAL monthly amounts equal to $25,000 (Twenty Five Thousand Dollars).

       TCP will have no obligation of any royalty payments to PRACTICAL after completion of all monthly payments as specified herein above.

            4.02 If any payment due hereunder is not timely paid, then the unpaid balance will bear interest until paid at annual rate of fifteen percent (15%) compounded monthly, until the delinquent balance is paid in full.

            4.03 Payments according to paragraphs 4.01 shall be made complete and in full, despite if: (i) the PRODUCTS are covered or not by at least one claim of one of PRACTICAL'S pending or issued unexpired US patent, or (ii) the EXCLISIVE PATENT MATTER or NON-EXCLUSIVE PATENT MATTER contains or not at least one pending or issued unexpired US patent, or
       (iii) the PRODUCTS sold have been developed or not, and/or engineered or not, and/or designed and provided by PRACTICAL to TCP or not, or (iv) PRODUCTS have been developed by TCP based on or not, or derived from or not: (a) EXCLUSIVE PATENT MATTER and/or NON-EXCLUSIVE PATENT MATTER, and/or KNOW-HOW, or (b) any product developed, and/or engineered, and/or designed, and/or provided by PRACTICAL to TCP under 2000 AGREEMENT or 1996 AGREEMENT.

            5.0  OTHER PROVISIONS
            5.01 TCP shall have right, if desired, to negotiate and enter into a new non-exclusive license agreement with PRACTICAL in order to license any new technologies, any time during the term of this AGREEMENT.

            5.02 The TCP hereby warrants that it will make timely monthly payments to PRACTICAL according to Paragraph 4.01. In the event, that TCP for any reason stops making monthly payments as outlined in 4.01 herein, this AGREEMENT shall be void and the 2000 AGREEMENT shall be reinstated, according to Paragraph 5.14.

            5.03 During the entire term of this AGREEMENT, as well as after completion of the early payoff payments by TCP according to paragraph 4.01, TCP shall have all non-exclusive license rights to the NON-EXCLUSIVE PATENT MATTER as well as can use all knowledge and KNOW-HOW transferred to TCP by PRACTICAL under all earlier agreements.

            5.04 TCP shall mark all PRODUCTS with the applicable trademark and patent markings, including patent pending and actual patent numbers of the NON-EXCLUSIVE PATENT MATTER where applicable.

            5.05 Except as specified in paragraph 3, nothing herein shall be construed as a warranty or representation by PRACTICAL as to the scope or validity of the NON-EXCLUSIVE PATENT MATTER or any patent(s) issuing thereon. TCP, as the manufacturer of PRODUCTS, will be solely responsible for defending any claims against it for design defects or patent infringement claims arising from the manufacture, sale or use of all models of PRODUCTS. PRACTICAL will assist TCP, at the request of TCP, in defending any such claims. TCP will pay all expenses of PRACTICAL associated with such assistance. TCP will also defend and hold PRACTICAL and Bobel harmless against any such claim for damages and TCP will not sue PRACTICAL or Bobel as a result of any such claim.

            5.06 TCP will indemnify, defend and hold PRACTICAL and Bobel harmless from any and all losses, judgments, settlements, claims, or damages, including attorney fees, costs and expenses incurred as a result of any claim arising out of or in connection with TCP's manufacture, use, promotion, marketing, distribution, offer for sale, or sale of PRODUCTS, including, but not limited to, claims arising out of the alleged negligence in TCP's manufacture, use, promotion, marketing, distribution, offer for sale, or sale of the PRODUCTS or claims based upon product liability, provided that TCP is promptly notified in writing of such claims against PRACTICAL and provided further that PRACTICAL permits TCP to defend, compromise, or settle such claim and gives TCP all available information, reasonable assistance, and authority to enable TCP to do so.

            5.07 In the event that the NON-EXCLUSIVE PATENT MATTER is or has been infringed upon by a third party, PRACTICAL has a right but not the obligation to prosecute an infringement action, to initiate discussions regarding settlement, or to otherwise enforce its patent rights. In any such action, all expenses associated with such action will be borne by PRACTICAL and all proceeds from such action will belong to PRACTICAL, including all damages, profits, royalties or awards of whatever nature that are recoverable for any and all past, present and/or future infringement. TCP hereby assigns to PRACTICAL any and all choses in action and/or rights to sue for past, present or future infringement of any NON-EXCLUSIVE PATENT MATTER herein, including any infringement occurring in whole or in part during the term of the 1996 AGREEMENT or 2000 AGREEMENT.

            5.08 In the event that the NON-EXCLUSIVE PATENT MATTER is infringed upon by a third party, TCP shall have no right to take any legal action or any proceedings on its own against the infringing party without the express written consent of PRACTICAL and upon such terms as are agreeable to PRACTICAL.

            5.09 Neither TCP nor PRACTICAL shall challenge or contest the validity of this AGREEMENT. TCP agrees and warrants that neither TCP nor any SELLER will challenge or contest validity of any patent application or issued patents owned by or assigned to PRACTICAL or Andrzej Bobel.

            5.10 TCP shall use its best effort to maintain in confidence all proprietary matters associated with the EXCLUSIVE PATENT MATTER, and/or-NON-EXCLUSIVE PATENT MATTER, and/or KNOW-HOW, and/or PRODUCTS, as well as any other Proprietary or Confidential Information or Trade Secrets ("PROPRIETARY MATTER") provided by PRACTICAL in connection with this AGREEMENT or earlier AGREEMENTS.
            To the extent reasonable necessary, PROPRIETARY MATTER may be disclosed to those employees or agents of TCP who are reasonably required to have access to the PROPRIETARY MATTER in order to accomplish TCP's manufacturing, sale, and/or marketing of PRODUCTS. However, any disclosure under circumstances whereby such employee signs a confidentiality agreement and understands its obligation to maintain in confidence all PROPRIETARY MATTERS received from TCP or PRACTICAL.

            5.11 If any dispute arises under this AGREEMENT, the parties shall negotiate in good faith to settle such dispute. If the parties cannot resolve such dispute themselves, then they shall submit the dispute to mediation by any mutually acceptable mediator. If no mediator is mutually acceptable, than the parties shall submit the matter to arbitration under the rules of the American Arbitration Association ("AAA"). Under any arbitration, both parties shall cooperate and agree to abide finally by any decision of the arbitration proceedings. If AAA is selected, the arbitration shall take place under the auspices of the Chicago branch. The cost of the arbitration shall be born according to the decision of the arbitrator, who may apportion costs equally, or in accordance with any finding of fault or lack of good faith of either party. The arbitrator's award shall be non-appealable and enforceable in any court of competent jurisdiction.

            5.12 PRACTICAL hereby directs TCP to make all payments due PRACTICAL under this AGREEMENT payable to "Practical Innovations" by a check or wire transfer to a designated bank account at any US Bank.

            5.13 In the event that either party hereto shall be required, or shall deem it necessary or advisable, to give notice to the other party, such notice shall be served upon the other party by depositing said notice in the United States mail, postage paid certified mail with return receipt requested, and addressed to the following address:

                      Ellis Yan, President
                      Technical Consumer Products, Inc.
                      300 Lena Drive
                      Aurora, Ohio 44222

                              or

                      Andrzej Bobel, President
                      Practical Innovations, Inc.
                      640 Leland Court
                      Lake Forest, Illinois 60045

       as appropriate. Any notice so given shall be deemed received on the third business day following its deposit in the US Mail. Either party hereto may change the address at which such party shall receive notices hereunder by giving notice of such change of address to the other party hereto in accordance with the provisions of this paragraph.

            5.14 If TCP shall be in default in any terms of this AGREEMENT, PRACTICAL has the right to terminate this AGREEMENT and to reinstate the 2000 AGREEMENT effective fifteen (15) days after the mailing date of a written notice from PRACTICAL to TCP describing the default and termination decision. Unless the default is remedied within fifteen (15) days after the mailing date of such written notice, this AGREEMENT shall terminate as of the expiration of such fifteen day period, and the 2000 AGREEMENT shall take effect immediately. In the event - that the reinstated 2000 AGREEMENT becomes effective, the license of the NON-EXCLUSIVE PATENT MATTER of this AGREEMENT shall remain non-exclusive and there shall be no exclusive license under the reinstated 2000 AGREEMENT. Further, the assignment of any and all choses in action and/or rights to sue for past, present and/or future infringement under this AGREEMENT shall remain effective under any reinstatement of the 2000 AGREEMENT.

            5.15. In the event that TCP stops making monthly payments according to paragraph 4.01 and/or this AGREEMENT is terminated according to paragraph 5.14 before all monthly payments according to paragraph 4.01 are paid to PRACTICAL by TCP, PRACTICAL shall have a full legal rights to enter a JUDGEMENT in any court of competent jurisdiction and automatically recover any unpaid balance of unpaid obligations according to Paragraph 4.01. This JUDGMENT shall be immediately enforceable after filing, and shall be undisputable, and unappealable by TCP.

            5.16 If TCP shall go into receivership, bankruptcy, or insolvency, or make an assignment, this AGREEMENT may be immediately terminated by PRACTICAL by written notice, and PRACTICAL shall not be obligated to refund any money to TCP or any other party in relation to such receivership, bankruptcy, or insolvency of TCP.

            5.17 TCP shall keep in confidence any and all proprietary information received from PRACTICAL under or in connection with all earlier agreements. TCP shall not disclose to any third party and shall keep in strict confidence any and all details associated with PATENT MATTER, KNOW-HOW, PRODUCTS, this AGREEMENT and all earlier agreements between TCP and PRACTICAL.

            5.18 This AGREEMENT shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns including any and all worldwide subsidiaries, affiliates, suppliers, customers, and legal representatives.

            5.19 This AGREEMENT may not be amended or canceled except in writing, signed by the parties hereto or their respective successors and assigns.
            5.20 This AGREEMENT shall be governed by and construed in accordance with the laws of state of Illinois.

            5.21 TCP represents and warrants that the execution and delivery by it of this AGREEMENT has been authorized by appropriate action of its Board of Directors in accordance with provisions of law and its by-laws.

            IN WITNESS WHEREOF the parties hereto have duly executed this AGREEMENT on the day and year first above written.


       Technical Consumer Products, Inc. (TCP)


       By:  /s/Ellis Yan                       5/23/2001
          ---------------------------------    ---------------------
             Ellis Yan, President              Date


       Practical Innovations, Inc. (PRACTICAL)


       By:  /s/Andrzej Bobel                   5/23/2001
          ---------------------------------    ---------------------
             Andrzej Bobel, President          Date



                             EXHIBIT ONE



                     NON-EXCLUSIVE PATENT MATTER

       U.S. Patent No.   Issue Date     Title

       5,448,137         Sept.5, 1995   ELECTRONIC ENERGY
                                        CONVERTER HAVING TWO
                                        RESONANT CIRCUITS

       5,502,635         Mar.26,1996    PARALLEL RESONANT
                                        INTEGRATED INVERTER
                                        BALLAST FOR GAS
                                        DISCHARGE LAMPS

       5,801,492         Sep.l, 1998    ELECTRONIC BALLAST FOR
                                        GAS DISCHARGE LAMP
                                        HAVING PRIMARY AND
                                        AUXILIARY RESONANT
                                        CIRCUIT

       5,434,480         July 18,1995   ELECTRONIC DEVICE FOR
                                        POWERING A GAS
                                        DISCHARGE LOAD FROM
                                        A LOW FREQUENCY SOURCE

       5,436,529         July 25, 1995  CONTROL AND PROTECTION
                                        CIRCUIT FOR ELECTRONIC
                                        BALLAST

       5,371,438         Dec. 6, 1994   ENERGY CONVERSION DEVICE
                                        HAVING AN ELECTRONIC
                                        CONVERTER WITH DC INPUT
                                        TERMINAL FOR DELIVERING
                                        A HIGH FREQUENCY SOURCE

       5,982,106           Nov.9,1999    SELF-PROTECTED SERIES
                                        RESONANT ELECTRONIC
                                        ENERGY CONVERTER